UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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GREEN EQUITY HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

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GREEN EQUITY HOLDINGS, INC.
1015 W. Newport Center Drive, Suite 105
Deerfield Beach, FL 33442
Telephone (954) 573-1709 – Facsimile (954) 416-2883

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our stockholders:

     NOTICE IS HEREBY GIVEN that the board of directors of Green Equity Holdings, Inc., a Nevada corporation (which we refer to in this Notice as the “Company,” “we,” “us” or “our”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), have executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment to our Certificate of Incorporation (the “Amendment”) to conduct a reverse stock split of the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) (the “Split”) to be effective on or around April 16, 2012 or when regulatory approval is obtained if before then and changing the name of the Company to “Holdings Energy, Inc.” (the “Name Change”) .. The Split will not change the total number of common shares authorized nor will it change the par value of the common shares.

     The accompanying information statement (the “Information Statement”) is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Under the Nevada Revised Statutes and our by-laws, stockholder action may be taken by written consent without a meeting of stockholders. The affirmative vote of at least a majority of the outstanding shares of Common Stock is necessary to approve the Split and name change. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, the Amendment will not be affected until at least 20 calendar days following the mailing of the accompanying Information Statement to our stockholders.

     Your consent to the Amendment is not required and is not being solicited. The accompanying Information Statement will serve as notice pursuant to the Exchange Act and Section 78.390 of the Nevada Revised Statues of the approval of the Amendment by less than the unanimous written consent of our stockholders.

By Order of the Board,

/s/: Raimundo Dias
Deerfield Beach, Florida	Raimundo Dias,
May 3, 2012	Sole Director, President, Chief Executive Officer

GREEN EQUITY HOLDINGS, INC.
1015 W. Newport Center Drive, Suite 105
Deerfield Beach, FL 33442
Telephone (954) 573-1709 – Facsimile (954) 416-2883

INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

THIS INFORMATION STATEMENT IS BEING SENT TO YOU FOR INFORMATION
PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY’S
STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION
STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING MAILED TO
STOCKHOLDERS OF RECORD ON APRIL 2, 2012.

Green Equity Holdings, Inc., a Nevada corporation (which we refer to in this Information Statement as the “Company,” “we,” “us” or “our”), is sending you this Information Statement for the purpose of informing you, as one of our stockholders, in the manner required under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, that our board of directors (the “Board”) has previously approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), as permitted by our by-laws and Section 78.320 of Nevada Revised Statutes, have previously executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment (the “Amendment”) to our Certificate of Incorporation to reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) to be effective on or around April 16, 2012 or when regulatory approval is obtained and to change the name of the Company to “Holdings Energy, Inc.”

The Company will submit an OTC Voluntary Symbol Request Change to the Financial Industry Regulatory Authority (“FINRA”) to obtain a new symbol more closely associated with the new name of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Under Section 78.320 of the Nevada Revised Statutes, the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon is required to approve the Amendment. We are not soliciting consents to approve the Certificate of Amendment. Nevada law permits the Company to take any action which may be taken at an annual or special meeting of its stockholders by written consent, if the holders of a majority of the shares of its Common Stock sign and deliver a written consent to the action to the Company.

As of April 2, 2012, the record date for the written consent (the “Record Date”), 106,722,210 shares of Common Stock were issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on the Amendment. As of the Record Date, shareholders holding more than 51% of the voting power of the Common Stock of the Company (“Consenting Shareholder”) consented in writing to the amend the Company’s Articles of Incorporation to effect the Name Change and the Split as further described in this Information Statement. This consent is sufficient to approve the Amendment under Nevada law. The Nevada Revised Statutes do not provide for dissenter’s rights with respect to the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2012, with respect to the beneficial ownership of the 106,722,210 outstanding shares of the Company’s Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the Company’s officers and directors; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within Sixty (60) days.

		Percentage of
Identity of Shareholder	Number of Shares	Beneficial Ownership(1)

Fusion Capital Investments Corp Raimundo Dias, Sole Director, President and CEO 1015 W. Newport Center Drive, Suite 105 Deerfield Beach, FL 33442	55,000,000 Common shares	51.5%

All Officers and Directors as a Group (1 Person)	55,000,000 Common shares	51.5%

(1)

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

Entity and Organization

Green Equity Holdings, Inc. formerly, CX2 Technologies, Inc. (“the Company" or "CX2") was incorporated on May 21, 2002 as Brook-view Institute, Inc., under the laws of the State of Nevada. On November 16, 2005, the Company changed its name to CX2 Technologies, Inc. On May 10, 2006, the Company commenced its business operations in the State of Florida. Effective July 1, 2010, there was a change of control of the Company business objective was refocused on the energy industry. Effective August 16, 2010, the Company changed its name to Green Equity Holdings, Inc.

Effective March 29, 2011, the Company previously entered into the sale and assignment of liabilities for certain assets known as the CX2 Technologies, Inc. segment. The assets and liabilities disposed of consist of approximately $49,738 of assets and $845,613 of liabilities in consideration of 1,500,000 shares of common stock issued by the Company having a value of approximately $15,000. The company realized approximately $399,288 income from the sale of its discontinued operation. This transaction was rescinded on October 21, 2011. Accordingly, all transactions were reversed and the shares returned and cancelled.

Effective March 30, 2011, the Company entered into a formal letter of intent with Remington Energy of Houston, Texas for the purchase of two oil and gas properties valued in excess of $2,000,000 located in Nueces County, Texas. The terms of the agreement provide for the purchase of two oil and gas leases:

(1) Oil, Gas and Mineral Lease consisting of 250 acres known as the Wilson Lease since January of 1934 proclaimed to S.F. Hurlbut as recorded in Volume 15, Page 608 of the Oil and Gas Lease Records of Nueces County, Texas; and

(2) Oil, Gas and Mineral Lease consisting of 5 acres along the Nueces River that is part of a Gas Pooling Unit since September 1966. The tract is part of 80 acres dated December 1950 conveyed from the State of Texas to F. William Carr as recorded in Volume 116, Page 100 of the Oil and Gas Lease Records of Nueces County, Texas.

The terms include all producing and non-producing and shut-in oil and gas wells located on the leases, together with mineral leaseholds and interests in contracts, pipelines, right-of-ways or easements created by such leases, and all material, fixtures such as personal property and equipment associated with such Wells. The Wilson Lease has one well, which produces approximately 3,000 mcf of natural gas per month.

The Company agreed to acquire the Wilson Lease for a price of $2,000,000 and assumption of various debts associated with the Lease as consideration for the purchase, the Company will issue a combination of capital stock, promissory notes and cash. The price will be adjusted if both parties agree subject to revisions based on a satisfactory reserve report.

On April 30, 2011 with the failure of Remington Energy of Houston, Texas to provide suitable due diligence regarding the acquisition of the above leases, the transaction was terminated by the Company.

On March 24, 2012 Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a letter of intent (“March Letter of Intent”) to acquire Holdings Energy, Inc., a Florida corporation (“Holdings Energy”) with offices located at 324 Datura Street, Suite 150, West Palm Beach, Florida 33401 telephone: 561-515-7260. Holdings Energy is a full service lighting solution company providing lighting assessments, design engineering and retrofit lighting solutions to commercial buildings, municipalities, hotel, parking garages, hospitals and warehouses.

Under the transactions contemplated by the March Letter of Intent, the Company would effect a 200:1 reverse split of its current shares of outstanding common stock (the “Split”). After the effectiveness of the reverse split, the Company will issue restricted shares of its Common Stock on a one for one basis and a new board of directors will be chosen prior to the closing of the acquisition (the “Shares”).

In exchange for the issuance of the Shares, the Holdings Energy Stockholders would transfer to the Company, or a newly formed wholly owned subsidiary of the Company, by way of merger, exchange or other structure to be mutually agreed by the parties, 100% of the outstanding capital stock of Holdings Energy. As a result, Holdings Energy would become a wholly owned subsidiary of the Company following the acquisition. The Company will change its name to “Holdings Energy, Inc.”

At the close of the acquisition, it is contemplated that the Board would consist of five directors, that three of such directors would be designated by the Holdings Energy Stockholders, and that one of the Holdings Energy designees would be required to be independent of Holdings Energy.

The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy Stockholders and the effectiveness of the Amendment.

On May 1, 2012 the March Letter of Intent was revised. The Company will be acquiring the assets of Holdings Energy and will not acquire any shares of stock.

On May 1, 2012 the Company entered into a Letter of Intent (“Letter of Intent”) to acquire the assets and certain disclosed fixed liabilities of Holdings Energy, Inc.

Under the transactions contemplated by the Letter of Intent, the Company would still effect a 200:1 reverse split of its current shares of outstanding common stock (the “Split”). After the effectiveness of the reverse split, the Company will issue restricted shares of its Common Stock and a new board of directors will be chosen prior to the closing of the acquisition (the “Shares”).

In exchange for the Shares, Holdings Energy will transfer all of its assets and certain disclosed fixed liabilities to the Company. The Company will change its name to “Holdings Energy, Inc.”

At the close of the asset purchase, it is contemplated that the Board will consist of five directors, that three of such directors will be designated by the Holdings Energy stockholders, and that one of the Holdings Energy designees will be required to be independent of Holdings Energy.

The completion of the asset purchase would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive asset purchase agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy stockholders and the effectiveness of the Amendment.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Cautionary Note Regarding Forward-Looking Information
All statements contained herein, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project," and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially. Consequently, all of the forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations. Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

As of March 31, 2010, Green Equity Holdings, Inc., (“GEH”), had tentatively discontinued operations in the emergency telemetry software mapping and design business due to changes in the technology and marketability for its CX2 Technologies, Inc., branded devices and intellectual properties but will try and continue competing in this industry partnering with its related affiliate known as Geo Command. Since March 31, 2010, the Company has tried to compete using Geo Command, however as the Company was not successful in this endeavor, it began looking for a potential acquisition. During this time the Company entered into an agreement with an oil and gas company. In anticipation of that transaction, the Company changed its name and spun out assets and liabilities. When the acquisition did not close, the Company was forced to assume the assets and liabilities again and restate the financials in the last quarter of 2011. The Company continued to operate on a limited basis while trying to locate an acquisition that would provide shareholder value. Over the past year, the Company has reached settlements with a number of creditors and noteholders of the Company.

The Company learned of Holdings Energy, Inc., (“Holdings Energy” or “Holdings”) in February 2012. The Company began due diligence on Holdings Energy and the LED lighting industry. The more the Company investigated the LED industry, the more the Management of GEH felt that Holdings Energy had the potential to deliver value to the shareholders. Even though Holdings Energy is a young company, it has sales, pending contracts and on-going negotiations for additional sales. Holdings Energy has signed sales contracts, paid deposits with a manufacturer, and has recently begun delivering on those contracts and generating revenue. The management of the Company believed Holdings Energy was a great potential acquisition because Holdings Energy’s goal to work in green energy aligns with the Company’s ambitions.

GEH signed a Letter of Intent with Holdings Energy, Inc., in March 2012 and a revised Letter of Intent in May 2012.

The Business of Holdings Energy

Holdings Energy, a Florida corporation formed in September 2011, is an energy lighting solutions company focused on the design, sale and installation of retrofit lighting products. As an LED lighting retrofit company, the Company strives to utilize energy saving techniques for entire retrofit projects (from the initial survey to acquiring and designing retrofit products). It provides buildings, municipalities, parking garages, hospitals and warehouses across the United States the opportunity to cut energy and maintenance costs, reduce maintenance time, and operate in a “greener” manner.

Holdings Energy was founded upon the concept of an LED retrofit kit that adapts easily to current lighting fixtures and, when implemented, requires less overhead installation costs. As of February 2012, Holdings Energy executed contracts for over $30,000,000 with deposits. Actual and pro forma unaudited financials including contracts and bids for Holdings Energy are annexed to this Information Statement as Appendix B. The founders of Holdings Energy are currently the only shareholders.

Industry and Trends

With its acquisition of Holdings Energy, Inc., the Company will enter the field of solid-state lighting. Light emitting diode (“LED”) technology has been in use since 1962, but until recently LED was only used in small electronic devices. As a result of recent innovations, many designers have begun to focus their attention on LEDs as a new source of product for traditional lighting needs.

Industry studies have predicted that LED-based lighting will replace over 40% of incandescent lighting applications by 2025. It is estimated that by the same year, solid-state lighting could reduce the global amount of electricity used for lighting by 50%.

Lighting in all segments (residential, commercial, industrial and outdoor) consume almost 20% of the worlds energy in the industrialized world.1 Energy is expended both in the electricity necessary to illuminate a given light bulb, but also in cooling costs required to counteract the heat produced by lighting a single light bulb. In fact, the heat produced by lighting alone contributes to 42% of the cooling load in U.S. buildings.2 The energy used by lights amount to 1.2 Terawatts (equivalent to 1,200 Gigawatts, or 1,200,000 Megawatts, 112 full-sized power plants, and 1.9 billion tons of annual carbon emission.3 If LEDs made up 45% of the world’s lighting supply by 2020, we would forego 5 trillion kWh of electricity, 559 full-sized power plants and 8.4 billion tons of carbon emission.4

Contrary to popular belief, lighting is not primarily a residential issue. The residential market accounts for the largest share of the market if measured by the number of sockets, but since each socket typically illuminates a much smaller space when compared with industrial, it uses significantly less energy per socket, and therefore less energy overall. With budget cuts across the United States, Management believes that cities need to conserve or raise money to provide or continue existing city services. Reducing energy bills can free up much needed cash for other pressing and important requirements like police, upgrading infrastructure and schools. Management believes the commercial sector, some examples include hotels, warehouses, data centers, shopping centers and office complexes are also facing budget issues and could benefit from the use of LED light fixtures especially when the Company offers to retrofit the fixture, thus reducing initial costs.

_______________________
1 United Nations Development Programme http/www.undp.or.cn/projects/0062179.pdf
2 US Department of Energy Buildings Energy Data Book, September 2008
3 Based on US Energy Information Administration estimates
4 Based on US Energy Information Administration estimates

The Management of Holdings Energy believes their business model differs from many of the other LED companies that have entered the market over the last couple of years. Other LED companies look to sell a customer the entire fixture, whereas Holdings Energy specializes in retrofitting the existing fixtures and providing installation when requested. Holdings’ engineers continuously work with a number of United States manufacturers to design custom LED retrofit kits tailored to a client’s specifications. This model allows Holdings to provide a custom, inexpensive lighting system that requires less then 1/3 of the energy to operate as current lighting systems and lasts up to 100,000 hours longer. Holdings’ products use LED technology manufactured in the United States, and are engineered to the highest standards required by this emerging technology and they are proud to offer one of the longest warrantiesin the industry.

Holdings Energy’s retrofit design includes optimizing lighting conditions through the use of LED in conjunction with a thermal management system that Management believes gives us the longest operational time in the industry. The finished product is a retrofit kit that is easily employable in all types of commercial fixtures. Holdings’ experienced lighting and energy professionals take customers through the entire process of planning, design and implementation.

Holdings Energy’s primary market is governmental properties, municipalities, commercial facilities and large-scale projects for corporations and institutional entities throughout the country and abroad. Holdings Energy is also expanding its endeavors to encompass its secondary market for projects on a lesser scale for smaller institutional and corporate entities.

Competition and Competitive Edges

Holdings Energy’s lighting retrofit kit is a unique development that Management believes offers many advantages to its customers. It provides a longer life than traditional MH and HPS lamps, which means reduced maintenance and replacement costs.5 Holding’s lighting system will use about 1/3 of the electrical energy and last about three times as long as traditional lighting while emitting comparable light output.6 Holdings Energy’s lighting system design outputs light only where it is needed which results in less light pollution. Management believes this design feature will be beneficial to customers because of the increased attention to proposed Dark Sky legislation that limits the amount of excess light output.

While it may be possible for Holdings’ competitors to move into the retrofit lighting industry, Management believes most are developing interior low wattage LED lighting systems due to the technology limits LEDs are currently facing. Management believes there is great potential for more efficient high-powered LEDs to be introduced in upcoming years. Current research suggests that by 2012 LEDs will be more efficient than HPS lighting, which has proven to be a staple in efficient outdoor lighting.7

Most lighting manufacturers and developers do not sell directly to customers. They have an expansive network of distributors such as Holdings Energy that sell products to sell to end customers. Larger lighting industries such as GE have both distributors and direct sales, but it is uncommon among smaller manufacturers. Management believes this suggests a possible entrance into the market by networking with similar distributors.

The leading competitor that will pose a threat is Cree, Inc., located in Durham, North Carolina and one of its subsidiaries, LED Lighting Fixtures, Inc., located in Durham and Morrisville, North Carolina. Larger competitors including GE, Philips Lighting and its subsidiary, JJI Lighting Group, Inc., located in

___________________________
5 PHILIPS, White Paper: Street Lighting, LEDs: Coming Soon to a Street Light Near You, available at www.philipslumileds.com
6 US Department of Energy, Life-Cycle Assessment of Energy and Environmental Impacts of LED Lighting Products, Part I: Review of the Life-Cycle Energy Consumption of Incandescent, Compact Fluorescent, and LED Lamps,
http://apps1.eere.energy.gov/buildings/publications/pdfs/ssl/2012_LED_Lifecycle_Report.pdf
7 PHILIPS, White Paper: Street Lighting, LEDs: Coming Soon to a Street Light Near You, available at www.philipslumileds.com

Connecticut, and Westinghouse Lighting Corporation in Philadelphia, produce decorative LED lighting solutions. These larger competitors have established reputations for quality products and access to considerable amounts of resources to allocate to the development of similar lighting systems.

Another possible competitor, Technical Consumer Products, Inc., located in Aurora, Ohio, produces retrofit kits for incandescent lighting systems. Management believes the smaller competing companies pose a threat through their rapid growth rate. However, Management believes that up-and-coming lighting businesses are vulnerable to being bought by larger companies, which then slows the up-and-comers’ implementation of new technology and development of new products.

Holdings Energy entered into reseller agreements with a number of manufacturers to handle the retrofit designs. Holdings Energy buys the majority of its LED fixtures from three domestic manufacturers. All suppliers have adequate capacity and can provide sufficient quantities of LEDs to meet Holdings’ forecasted needs. Holdings Energy has targeted three specific areas of sales:

1)

RETROFIT- Replace existing lamps and fixtures during renovation or remodeling. This replacement generally occurs before a lamp has burned out, providing an opportunity for penetration of new technologies into the market. It is assumed that this will occur at a rate of 5 percent each year in each sector, or a mean retrofit cycle of 20 years. The estimate of 5 percent a year does not include city or state street lighting opportunities. The retrofit market will compete with conventional lighting technologies.

2)

REPLACEMENTS – lamps that burn out and are replaced in a calendar year. This calculation of the lighting market is based on a comparison of the operating hours of lighting technologies and the stakeholders’ needs. It is assumed that the LED retrofit will be a direct replacement for fluorescent lamps and general service incandescent lamps. Thus in the replacement market, LED lights will compete with conventional lightings technologies.

3)

NEW CONSTRUCTION - New fixtures installed each year due to floor space growth, the apportionment of lighting, whole building commercial design and sustainability are the watchwords of new construction. They take into account all components and subsystems during the initial design phase and are the most important step in creating an energy-efficient building. Whole building design takes into consideration site, energy, materials, indoor air quality, acoustics and natural resources. New governmental and private building standards will mandate this method of building over the next couple of decades.

Estimated Market Shares and Costs

Management believes the main benefit of the LED retrofit kit is that it fits into the existing fixture, eliminating the need for the customer to purchase a new fixture. This results in cost savings for the customer. Management believes the savings on installation and energy costs will make the customer’s break-even period shorter and could lead to an increased demand for the product. Holdings Energy’s customers range from automobile dealerships, prisons, stadiums, schools, hospitality establishments and chains including restaurants and hotels, to large commercial companies and municipalities both domestically and abroad.

Management believes the introduction of Holdings’ retrofit kit into a customer’s business and the financial and functional benefits it realizes will greatly increase interest in our product and lead customers to expand their lighting updates to their entire facility or municipality.

Management envisages that factoring our forecasted 2012 revenue of $10 to 20 million with our estimated growth rate could allow us to achieve revenue of $300 million by 2015 and $500 million by 2017. Management anticipates competing firms to emerge around year three, which might result in a lower or slower growth rate, but that this setback can be countered by Holdings’ array of strengths including its service, use of the latest technology, and established reputation as the first full-service provider of LED replacement lighting systems.

Sources of Revenue

Sales of product commenced during the third quarter of 2011 and Holdings Energy has signed contracts of over $30,000,000, the income of which will be accounted for in the month or quarter received. Many of the projects will take 6 to 8 months from the time the contract is signed until completion which includes the design engineering, manufacturing and installation.

Human Resources and Office Space

As of March 31, 2012 Holdings Energy employs 23 individuals including its executive management, administrative staff, design and manufacturing staff and its sales and marketing team, many of whom are independent contractors. There are no collective bargaining agreements existing within Holdings Energy.

Holdings Energy’s office is in Boca Raton Florida. It consists primarily of 3,100 square feet of commercial office space, office furniture, computer equipment, telephone equipment and electronic testing equipment.

Approval of the Amendment

As of the Record Date, our Board recommended, and the holders of a majority of our outstanding Common Stock (such majority shareholder set forth above) approved the Amendment to our Certificate of Incorporation, which will reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) (the “Split”) to be effective on or around April 16, 2012 or when regulatory approval is obtained and change the name of the Company to “Holdings Energy, Inc.” (the “Name Change”). The Split will not change the total number of shares of Common Stock authorized nor will it change the par value of the Common Stock. The Name Change and the Split are affected by the Amendment, in a form similar to the amendment annexed to this Information Statement as Appendix A, with the Secretary of State of the State of Nevada. Fractional shares will be rounded up at the beneficial owner level. Accordingly, each common shareholders’ shares shall be divided by 200 then rounded up to the nearest whole number; with shareholders owning less than Two Hundred (200) common shares as of the record date each receiving One (1) share.

Current Capitalization

Currently, we are authorized to issue up to 200,000,000 shares of Common Stock, of which 106,722,210 shares are issued and outstanding as of the Record Date, and we have 5,000,000 shares of Preferred Stock authorized.

Reasons for Reverse Stock Split

On March 24, 2012 Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a Letter of Intent (the “March Letter of Intent”) to acquire Holdings Energy, Inc., a Florida corporation (“Holdings Energy”). Holdings Energy is a full service lighting solution company providing lighting assessments, design engineering and retrofit lighting solutions to commercial buildings, municipalities, hotel, parking garages, hospitals and warehouses.

On May 1, 2012 the March Letter of Intent was revised. The Company will be acquiring the assets of Holdings Energy and will not acquire any shares of stock.

On May 1, 2012 the Company entered into a Letter of Intent (“Letter of Intent”) to acquire the assets and certain disclosed fixed liabilities of Holdings Energy, Inc.

Under the transactions contemplated by the Letter of Intent, the Company would still effect a 200:1 reverse split of its current shares of outstanding common stock (the “Split”). After the effectiveness of the reverse split, the Company will issue restricted shares of its Common Stock and a new board of directors will be chosen prior to the closing of the acquisition (the “Shares”).

In exchange for the Shares, Holdings Energy will transfer all of its assets and certain disclosed fixed liabilities to the Company. The Company will change its name to “Holdings Energy, Inc.”

At the close of the asset purchase, it is contemplated that the Board will consist of five directors, that three of such directors will be designated by the Holdings Energy stockholders, and that one of the Holdings Energy designees will be required to be independent of Holdings Energy.

The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy Stockholders and the effectiveness of the Amendment. The March Letter of Intent was disclosed in a Form 8-K filed with the SEC on March 27, 2012 (file number 000-52396) and incorporated herein by reference. The Letter of Intent was disclosed in a Form 8-K/A filed with the SEC on May 2, 2012 and incorporated herein by reference.

The Board believes it is in the Company’s best interest to conduct the Split for the purchase of the assets of Holdings Energy and for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. The Split will increase the authorized shares available for issuance, which has been determined by the Board to provide for a sufficient amount of Common Stock to support its expansion and future financing activities, if any.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights. We currently have no plans, commitments or arrangements to issue the additional available authorized shares other than shares underlying existing obligations under the Letter of Intent, forthcoming Acquisition Agreement or pursuant to the terms of equity compensation arrangements or debt settlements.

The Split and the issuance of authorized shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders. Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment. The Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. Other than the transactions effectuated pursuant to the asset purchase described in the Letter of Intent, the Board is not aware of any other plan or arrangement to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

When the Board deems it to be in the best interest of the Company and stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed. The Manager owns a majority of our shares of common stock outstanding and will provide any required shareholder approval on any such action relating to the purchase of the assets of Holdings Energy, Inc.

Structure and Reason for Issuance of Common Stock

Following the 200:1 reverse stock split, the Company will exchange restricted shares of its Common Stock for the assets of Holdings Energy. The number of shares of Common Stock to be issued by the Company in the transaction will be approximately 40,000,000.

The Company will also issue 10,000,000 shares of its Common Stock to a number of creditors and noteholders resulting in the elimination of debt of Green Equity Holdings.

The reason for issuing Common Stock of the Company is to acquire the assets of Holdings Energy and to satisfy the outstanding debt. The rights of existing security holders of the Company will be affected to the extent that the issuance of approximately 50,000,000 shares of Common Stock will dilute the voting power of current Common Stock shareholders.

Anticipated Capitalization and Share Issuances of Common Stock of Green Equity Holdings, Inc.

Current Shares of Authorized Common Stock	Shares of Common Stock Outstanding Before the Reverse Split	Shares of Common Stock Outstanding After the Reverse Split*	Shares of Common Stock to be Issued to the Creditors of the Company	Shares of Common Stock to be Issued for the Assets of Holdings Energy	Number of Shares Outstanding after the Asset Purchase and Issuance to Creditors
200,000,000	106,722,210	533,813	10,000,000	40,000,000	50,533,813

*This is the actual number of post-split shares, previous disclosures list an estimated number of 533,611 shares. The actual number of post-split shares is slightly higher due to additional shares that have to be issued for partial shares that resulted from the reverse stock split.

Reason for the Name Change and Symbol Change Request

Green Equity Holdings, Inc., will change its name to “Holdings Energy, Inc.” and submit an OTC Voluntary Symbol Request Change to the Financial Industry Regulatory Authority (“FINRA”) to obtain a new symbol more closely associated with the new name of the Company. The Company is changing its name in preparation of the acquisition of Holdings Energy, Inc., a Florida corporation and requesting a symbol change that more closely identifies the new name of Company.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing us at: 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, FL 33442, Attn: Corporate Secretary.

MISCELLANEOUS

     Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such a request, it may be given orally by telephoning our offices at (954) 573-1709 or by mail to our address at 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, FL 33442, Attn: Corporate Secretary. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

     We file annual, quarterly and current reports, proxy statements and registration statements with the SEC. This Information Statement should be read in conjunction with certain reports we previously filed with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

By Order of the Board,

/s/: Raimundo Dias
Deerfield Beach, Florida	Raimundo Dias,
May 3, 2012	Chairman of the Board

Appendix A

Amendment to Certificate of Incorporation

     CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION of

GREEN EQUITY HOLDINGS, INC.

Pursuant to Sections 78.2055, 78.315 and 78.320 of the Nevada Revised Statutes

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Nevada, do hereby certify and set forth as follows:

FIRST: That at a meeting of the Board of Directors of Green Equity Holdings, Inc. (the “Corporation”), the following resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable:

     RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that the Articles of Incorporation be amended as follows:

The name of the Company shall be “Holdings Energy, Inc.”

The total number of shares which the Company shall have the authority to issue is 205,000,000, of which 200,000,000 shares are designated as Common Stock, with a par value of $0.001 per share and 5,000,000 shares are designated as Preferred Stock. A Resolution was executed on April 2, 2012 for a 200:1 reverse stock split of issued and outstanding shares of common stock with a proposed, approximate effective date of April 16, 2012. The total authorized shares of common stock were not affected.

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 78.320 of the General Corporation Law of the State of Nevada.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 78.2055, 78.315 and 78.320 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Raimundo Dias, this 2 nd Day of April 2012.

/s/ Raimundo Dias
Raimundo Dias

Authorized Officer

Appendix B

Financial Statements and Pro Forma Financial Statements

     GREEN EQUITY HOLDINGS, INC.
(Formerly known as CX-2 Technologies, Inc.)
Balance Sheets

	un audited	audited
	Combined with
	Holdings Energy	December 31	March 31,
	31-Mar-12	2011	2011

ASSETS
Cash	6,487	$-	$533
Prepaid expenses	104,756	97,775	-
Net Accounts Receivable	85,500
Escrow	20,000
Despoists with Factory	1,920,000

Total Current Assets	2,136,743	97,775	533

Fixed Assets
Plant and Equipment	-
Furnitures & Fixtures	12,000
Computer Phone Equipment	22,000
Capatalized Bid Software	21,278
Cars Trucks	16,000
Investment

Total Fixed Assets
	71,278
Non-current assets
Intangible assets, net of accumulated amortization	3,250	3,250	4,000

Total non-current assets	3,250	3,250	4,000

TOTAL ASSETS	2,139,993	$101,048	$4,533

LIABILITIES AND DEFICIENCY IN ASSETS
Accounts payable and accrued expenses	561,884	$514,203	$6,000
Bank overdraft	503	503	-
Derivative liability		-	15,000
Convertible note payable - related party	179,148	12,948	32,948
Convertible notes payable	281,215	281,215	641,257
Customer Deposits with Factory	1,920,000
Loans	170,046

Total liabilities	3,112,795	808,869	695,205
c31 /c42
Deficiency in assets
Preferred stock, $.0001 par value: Series C, 5,000,000 shares authorized: none issued and outstanding		-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized: 106,722,210 and 75,222,210 shares issued and outstanding as of December 31, 2011 and March 31, 2011, respectively		10,672	7,522
Additional Paid-In Capital		9,084,267	8,859,167
Accumulated deficit		(9,802,783)	(9,557,361)

Total deficiency in assets	(972,802)	(707,844)	(690,672)

TOTAL LIABILITIES AND DEFICIENCY IN ASSETS	$2,139,993	$101,025	$4,533

Working Capital Defic		(711,094)	(694,672)

     GREEN EQUITY HOLDINGS, INC.
(Formerly known as CX-2 Technologies, Inc.)
Statements of Operations

	Three Months Ended		Nine Months Ended
	December 31	December 31	December 31	December 31
	2011	2010	2011	2010

Expenses
General and Administrative	$71,726	$12,374	$153,010	$179,108
Depreciation and amortization	36,915	13,073	37,415	41,872

Total Expenses	108,641	25,447	190,425	220,980

Net loss before other income (expenses):	(108,641)	(25,447)	(190,425)	(220,980)

Other income / (expenses):
Other expenses	(20,677)	-	(20,677)	-
Other income	-	24,673	-	24,673
Loss on conversion of notes payable	(7,000)	-	(34,000)	-
Interest expense	(320)	(10,320)	(320)	(75,764)

Total other income (expenses)	(27,997)	14,353	(54,997)	(51,091)

Net loss before provision for income taxes	(136,638)	(11,094)	(245,422)	(272,071)

Provision for income taxes	-	-	-	-

Net loss	$(136,638)	$(11,094)	$(245,422)	$(272,071)

Basic and Diluted Profit per Share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Basic and Diluted Weighted Average Number of Shares Outstanding	89,888,877	51,403,349	89,888,877	51,403,349

GREEN EQUITY HOLDINGS, INC.
(Formerly known as CX-2 Technologies, Inc.)
Statements of Cash Flow

	un audited
	31-Mar-12	Nine Months Ended
	combined with	December 31	December 31
	Holdings Energy	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(405,031)	$(245,422)	$(272,071)
Common stock issued for services	68,225	62,225	-
Depreciation expense	38,301	36,665	41,872
Amortization expense	750	750	750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Changes in operating assets and operating liabilities:
Note receivable-related party		-	1,245
Prepaid expenses		(97,775)	5,000
Changes to other assets	(22,231)
Derivative liability		(15,000)	57,284
Accounts Receivable	41,250
Accounts payable and accrued expenses	514,167	508,203	(227,919)

Net cash provided by (used in) operating activities	235,431	249,646	(393,839)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Evo-Resources		-	(35,000)
Purchase of intanible assets		-	(25,000)

Net cash used in investing activities		-	(60,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	502	503	-
Payments on convertible notes	(27,000)	(20,000)	-
Proceeds for convertible notes purchased	4,000	4,000	55,000
Notes payable increase (decrease)		(390,791)	313,354
Accounts payable converted to notes payable-related party		-	32,797
Loans	136,200

Sale of common stock		2,050	29,000
Additional paid in capital		154,059	26,100

Net cash provided by financing activities	113,702	(250,179)	456,251

NET INCREASE/ (DECREASE) IN CASH AND CASH EQUIVALENTS	6,487	(533)	2,412

CASH BEGINNING OF PERIOD		533	-

CASH END OF PERIOD		$-	$2,412

check bal end cash		-

HOLDINGS ENERGY, INC.
Accounts Payable at 02/29/2012
Account	Total
Accrued Consulting Fees	$40,000	Black, Kramer
Accrued Expenses	$800	Phones

TOTAL	$40,800

HOLDINGS ENERGY, INC.
Accounts Receivable at 02/29/2012
Name	Location	Orig. Amt.	Deemed Collectible
CHEETAH CLUB	Hallendale Beach, FL	$10,000	$3,000
SCARLETT'S CABARET	Hallendale Beach, FL	$80,000	$24,000
HARDROCK CAFÉ GARAGE	Lakeland, FL	$40,000	$12,000
PARK 'N GO	Orlando, FL	$105,000	$31,500
POINT WEST CONDO	Vero Beach, FL	$50,000	$15,000
	Total	$285,000
	Total Per Books		$85,500

Note: Represents outstanding receivable from
predecessor company to HOLDINGS ENERGY, INC.

	Holdings Energy Inc / EliteLED Solutions Inc CONTRACTS & BIDS
						Cash Flow Estimate
	NAME		BID AMT	DEP AMT	EST, START DATE	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC
1	SUN LIFE STADIUM	MIAMI	$8,545,000		JUNE			$2,563,500	$2,563,500	$2,563,500	$854,500
2	CITY OF CLEVELAND	CLEVELAND	$3,950,000	L/C	JULY				$1,315,350	$1,315,350	$948,000	$371,300
3	ST. VINCENT HOSPITAL	CLEVELAND	$3,650,000	$250,000	JUNE				$292,000	$292,000	$292,000	$292,000	$292,000	$292,000	$292,000
4	CITY OF PARMA OH	PARMA	$2,875,000	L/C	JUNE				$957,375	$957,375	$690,000	$270,250
5	GSA	VARIOUS	$2,750,000	GOV'T	JUNE				$550,000	$550,000	$550,000	$550,000	$550,000	$200,000	$200,000
6	GRAND PALMS	PEMBROKE	$9,000,000	$100,000	FEB		$450,000	$890,000	$890,000	$890,000	$890,000	$890,000	$890,000	$890,000	$1,780,000
7	CLEVELAND CLINIC OH	CLEVELAND	$1,635,000	$250,000	JUNE				$415,500	$415,500	$415,500	$138,500
8	OAKLAND MEDICAL PARK (TENET)	POMPANO	$989,000	$200,000	JULY					$236,700	$236,700	$236,700	$78,900
9	HIALEAH WAREHOUSES	HIALEAH	$725,000	$125,000	AUG						$180,000	$180,000	$180,000	$60,000
10	FLAMINGO FALLS	HOLLYWOOD	$600,287	$100,000	MAY			$150,086	$150,086	$150,086	$50,029
11	DYNAMICA	MIAMI	$600,000	FINANCED	JUNE				$150,000	$150,000	$150,000		$150,000
12	SEMINOLE OFFICE PARK	MIAMI	$550,000	$75,000	JUNE					$142,500	$142,500	$142,500	$47,500
13	HALLENDALE BUS. PARK	HALLENDALE	$549,000	$100,000	MAY			$134,700	$134,700	$134,700	$44,900
14	EARL STEWART TOYOTA	PALM BEACH	$501,680	$75,000	OCT								$213,340	$213,340
15	LIQUID SYXX NIGHT CLUB	CLEVELAND	$375,000	$30,000	DEC		$50,000	$50,000						$50,000	$50,000
16	SCHUMACHER GM OUTSIDE	PALM BEACH	$271,964	$100,000	JUNE				$51,589	$51,589	$51,589	$17,196
17	BENJAMIN SCHOOL	P. B. GARDENS	$241,289	FINANCED	SUBJ TO FINANCE
18	SHORES HOTEL	DAYTONA	$198,000	$50,000	APR		$44,400	$44,400	$44,400	$14,800
19	ST ANDREW'S	WEST PALM	$190,000	FINANCED	SUBJ TO FINANCE
20	BROWARD MOTOR SPORT	PALM BEACH	$184,157	FINANCED	JUNE				$55,247	$55,247		$73,663
21	WEDGEWOOD COMMONS	P. B. GARDENS	$131,332	$10,000	OCTOBER								$48,533	$48,533	$24,266
22	ONYX	MIAMI	$115,000	$10,000	MAR		$34,650	$34,650	$34,650
23	SHUMACHER GM INSIDE	PALM BEACH	$114,944	SEE ABOVE	JUNE				$57,472	$57,472
24	IBERIA BANK	ROYAL PALM	$45,512	L/C	JULY
25	BROWARD MOTOR INSIDE	PALM BEACH	$42,704		JUNE				$21,352	$17,082	$4,270
26	SUPER FISH LIGHTING	LAKE WORTH	$30,375		SUBJ TO FINANCE
27	DR RICCI	PALM BEACH	$24,582		SUBJ TO FINANCE
28	IBERIA BANK FLL	LAUDERDALE	$21,977	L/C	SUBJ TO FINANCE
29	IBERIA	POMPANO	$21,534	L/C	SUBJ TO FINANCE
30	IBERIA	DELRAY	$17,573	L/C	SUBJ TO FINANCE
33	PEANUT ISLAND	LAKE WORTH	$14,141	FINANCED	JUNE				$14,141
35	IBERIA	BOYNTON	$9,586	L/C	SUBJ TO FINANCE
36	MCDONALD	LANTANA			PENDING ASSMT
37	DR. BEGUM	BOYNTON BEACH	$25,665		MAR	$12,833	$12,833
38	SHELL GAS STATION	LANTANA			PENDING ASSMT
39	CAPITAL REALTY	LANTANA			PENDING ASSMT		$-	$-
40	HOOTERS	WEST PALM	$19,382	$9,691	APR		$9,691	$9,691
41	HOOTERS	SUNRISE	$26,018	$13,009	APR		$13,009	$13,009
42	FIANDACA	PALM BEACH	$13,123		MAY			$13,123
43	AVENTURA STORAGE	AVENTURA	$57,352	$28,676	APR		$28,676	$22,941	$5,735
44	BALATORO GALLERY	PALM BEACH	$5,452	$5,452	MAR	$5,452
45	GENERAL EMPLOYEE	MIAMI	$41,669	$20,835	MAY			$20,835	$16,668	$4,167
46	ASHLEY GALLERY	PALM BEACH	$10,188		APR		$10,188
47	HIALEAH HOSPITAL	MIAMI			PENDING ASSMT
48	TOWN OF WESTON	WESTON			PENDING ASSMT
49	TOWN OF OPALOCKA	OPALOCKA			PENDING ASSMT
59	OLSEN RESIDENCES	MIAMI	$29,822	$14,911	MAY			$14,911	$11,929	$2,982

	TOTAL		$39,198,308	$1,567,574		$18,285	$653,447	$3,961,845	$7,731,694	$8,001,050	$5,499,988	$3,162,109	$2,450,273	$1,753,873	$2,346,266
	Less GSA Sales					$-	$-	$-	$(550,000)	$(550,000)	$(550,000)	$(550,000)	$(550,000)	$(200,000)	$(200,000)
	Net Sales					$18,285	$653,447	$3,961,845	$7,181,694	$7,451,050	$4,949,988	$2,612,109	$1,900,273	$1,553,873	$2,146,266